================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of Earliest Event Report): December 30, 1997




                                HAYES CORPORATION
             (Exact name of Registrant as specified in its charter)




               DELAWARE                               0-21697                                 52-1987873
    (State or other jurisdiction of              (Commission File No.)                       (IRS Employer
           incorporation or                                                               Identification No.)
             organization)

                           5854 PEACHTREE CORNERS EAST
                             NORCROSS, GEORGIA 30092
          (Address of principal executive offices, including zip code)
                                 (770) 840-9200
              (Registrant's telephone number, including area code)

                               ACCESS BEYOND, INC.
                          1300 QUINCE ORCHARD BOULEVARD
                          GAITHERSBURG, MARYLAND 20878
                (Former name and former address from last report)

================================================================================

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

         On December 29, 1997, the shareholders of Access Beyond, Inc. ("Access Beyond") approved the merger of H&A Merger Sub, Inc., a wholly-owned subsidiary of Access Beyond, Inc. with Hayes Microcomputer Products, Inc. ("Hayes") and the merger was closed on December 30, 1997.

         As a result of the merger and the conversion ratio set forth in the Merger Agreement, the holders of Hayes common stock will have the right to receive an aggregate of 23,106,433 shares of Access Beyond common stock, the holders of Hayes Series A Preferred Stock will have the right to receive 22,681,729 shares of Access Beyond common stock and the holders of Hayes Series B Preferred Stock will have the right to receive 1,217,930 shares of Access Beyond Series A Preferred Stock. The shareholders of Hayes at the effective time of the merger owned approximately 79% of the outstanding equity securities of Access Beyond excluding stock options and certain convertible stock of Access Beyond. In connection with the merger, Access Beyond changed its name to Hayes Corporation, increased the number of its authorized shares of common stock and increased its board of directors to seven members, five of whom were designated by the former Hayes shareholders. The transaction is valued at approximately $250 million based on the shares issued in the merger to Hayes shareholders and Access Beyond's recent closing prices on NASDAQ/NMS.

     On December 30, 1997, Access Beyond acquired all of the outstanding shares of Hayes Microcomputer Products, Inc. ("Hayes") capital stock. For accounting purposes, the acquisition has been treated as the acquisition of Access Beyond by Hayes with Hayes as the acquiror. The historical financial statements of Access Beyond prior to December 30, 1997 will be those of Hayes Microcomputer Products, Inc.

         Based in Gaithersburg, Maryland, Access Beyond is in the business of developing and marketing products which enable local, remote or mobile users to access network resources.

         Based in Norcross, Georgia, Hayes is in the business of designing, manufacturing, marketing and supporting computer communications products for business, government, small office, professional and individual consumers worldwide through the sales of modem, network and broadband products.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of Business Acquired

         The required financial statements for Hayes Microcomputer Products, Inc. relative to the merger as required by Article 11 of Regulation S-X and this
Item 7 of Form 8-K are included below.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Hayes Microcomputer Products, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Hayes Microcomputer Products, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hayes Microcomputer Products, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Atlanta, Georgia
April 30, 1997, except for
  Note 18, as to which the date
  is November 12, 1997.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                   DECEMBER 31,
                                                                ------------------    SEPTEMBER 30,
                                                                  1995      1996          1997
                                                                --------  --------    -------------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents..................................   $  2,435    $5,687      $   6,497
  Restricted cash............................................      3,501       594              2
  Accounts receivable, less allowance for doubtful accounts
     and product returns of $5,424 in 1995, $8,115 in 1996
     and $5,916 in 1997......................................     27,489    16,060         40,624
  Receivables from related parties...........................                6,828          8,219
  Inventories................................................     38,304    25,422         26,763
  Refundable income taxes....................................      1,344        16
  Prepaid expenses and other current assets..................      2,187     4,437          4,031
                                                                 -------   -------      ---------
          Total current assets...............................     75,260    59,044         86,136
Property and equipment, net..................................      6,207     7,387          8,549
Computer software costs, net.................................        813       307            401
Land held for sale...........................................      6,139       328
Intangibles and other long-term assets.......................      3,277     2,149          6,862
                                                                 -------   -------      ---------
          Total assets.......................................   $ 91,696   $69,215      $ 101,948
                                                                 =======   =======      =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current debt...............................................   $ 11,134   $13,973      $  31,729
  Accounts payable...........................................      4,307    10,414         28,376
  Amounts due to related parties.............................                6,918         13,147
  Accrued liabilities........................................     34,549    23,221         26,311
  Income taxes payable.......................................                  864          1,017
                                                                 -------   -------      ---------
          Total current liabilities..........................     49,990    55,390        100,580
Long-term debt, less current.................................                6,881          4,502
Liabilities subject to compromise............................     44,581
Other long-term liabilities..................................        137     1,203          1,014
                                                                 -------   -------      ---------
          Total liabilities..................................     94,708    63,474        106,096
Commitments and contingencies
Redeemable preferred stock, Series B, no par value,
  authorized 263,113 shares; issued and outstanding 263,113
  at June 30, 1997...........................................                               5,455
Stockholders' equity (deficit):
  Common stock, $.01 par value; authorized 100,000,000
     shares; issued and outstanding 17,328,479 shares at
     December 31, 1995, 4,991,750 shares at December 31,
     1996, and 4,991,098 shares at September 30, 1997........        173        50             47
  Preferred stock, Series A, no par value, authorized
     10,000,000 shares; issued and outstanding 4,900,000
     shares at December 31, 1996 and September 30, 1997......               35,000         35,000
  Paid-in capital............................................        496
  Accumulated deficit........................................     (4,299)  (30,312)       (44,834)
  Foreign currency translation adjustment....................        308     1,003            184
  Unrealized gain on marketable securities...................        310
                                                                 -------   -------      ---------
     Total stockholders' equity (deficit)....................    (3,012)     5,741         (9,603)
                                                                 -------   -------      ---------
          Total liabilities and stockholders' equity.........    $91,696   $69,215      $ 101,948
                                                                 =======   =======      =========

  The accompanying notes are an integral part of these consolidated financial statements.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 THREE MONTHS                   NINE MONTHS     NINE MONTHS
                                  YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED        ENDED           ENDED
                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                     1994            1995            1995           1996           1996            1997
                                 -------------   -------------   ------------   ------------   -------------   -------------
                                                                                                (UNAUDITED)     (UNAUDITED)
Net Sales.......................   $ 246,277       $ 269,155       $ 70,111       $257,452       $ 201,434       $ 146,701
Cost of sales...................     195,188         204,787         51,765        195,918         152,831         111,819
                                    --------        --------       --------       --------        --------        --------
     Gross profit...............      51,089          64,368         18,346         61,534          48,603          34,882
                                    --------        --------       --------       --------        --------        --------
Operating expenses:
  Sales and marketing...........      41,278          33,364          8,867         42,757          32,244          28,308
  General and administrative....      23,908          22,223          5,100         18,970          15,079          13,058
  Research and development......      16,153          10,713          2,281          9,640           7,047           8,992
  Amortization and write-off of
     intangibles................       6,463           5,907
  Restructuring charges.........                                                     3,600           4,100
                                    --------        --------       --------       --------        --------        --------
     Total operating expenses...      87,802          72,207         16,248         74,967          58,470          50,358
                                    --------        --------       --------       --------        --------        --------
Operating (loss) income.........     (36,713)         (7,839)         2,098        (13,433)         (9,867)        (15,476)
Interest expense, net...........      (1,928)         (6,605)        (1,807)        (5,056)         (4,105)         (3,541)
Gain on sale of investment......                                                       666                           2,157
Gain on sale of land............                                                     8,153           8,153
Gain on patent infringement
  settlement....................       3,993
Other income (expense), net.....       4,893           4,155            (24)         2,279           1,916           2,491
                                    --------        --------       --------       --------        --------        --------
     (Loss) income before
       reorganization expense
       and income tax expense
       (benefit)................     (29,755)        (10,289)           267         (7,391)         (3,903)        (14,369)
Reorganization expense..........                       5,026          4,301          5,378           5,378
                                    --------        --------       --------       --------        --------        --------
     Loss before income tax
       expense (benefit)........     (29,755)        (15,315)        (4,034)       (12,769)         (9,281)        (14,369)
Income tax expense (benefit)....      (1,689)           (932)           603            385             383             153
                                    --------        --------       --------       --------        --------        --------
     Net loss...................   $ (28,066)      $ (14,383)      $ (4,637)      $(13,154)      $  (9,664)      $ (14,522)
                                    --------        --------       --------       --------        --------        --------
Net loss per share..............   $   (4.98)      $   (2.56)      $  (0.82)      $  (2.52)      $   (1.82)      $   (2.91)
                                    ========        ========       ========       ========        ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                           FOREIGN     UNREALIZED       TOTAL
                            COMMON STOCK      PREFERRED STOCK               ACCUMULATED    CURRENCY      GAIN ON     STOCKHOLDERS'
                          -----------------   ----------------   PAID-IN     EARNINGS     TRANSLATION  MARKETABLE       EQUITY
                          SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     (DEFICIT)    ADJUSTMENT   SECURITIES     (DEFICIT)
                          -------  --------   -------  -------   --------   -----------   ----------   -----------   ------------
Balance September 30,
  1993..................   17,418  $    174                      $    998    $  42,787      $  166                     $ 44,125
  Stock repurchased from
    profit sharing......     (90)        (1)                         (502)                                                 (503)
  Net loss..............                                                       (28,066)                                 (28,066)
  Foreign currency
    translation.........                                                                       340                          340
                          -------      ----                         -----    ---------       -----                     --------
Balance September 30,
  1994..................   17,328  $    173                           496       14,721         506                       15,896
  Net loss..............                                                       (14,383)                                 (14,383)
  Foreign currency
    translation.........                                                                       (96)                         (96)
  Unrealized gain on
    securities held for
    sale................                                                                                  $ 266             266
                          -------      ----                         -----    ---------       -----     --------        --------
Balance September 30,
  1995..................   17,328       173                           496          338         410          266           1,683
  Net loss..............                                                        (4,637)                                  (4,637)
  Foreign currency
    translation.........                                                                      (102)                        (102)
  Unrealized gain on
    securities held for
    sale................                                                                                     44              44
                          -------      ----                         -----    ---------       -----     --------        --------
Balance December 30,
  1995..................   17,328       173                           496       (4,299)        308          310          (3,012)
  Net loss..............                                                       (13,154)                                 (13,154)
  Stock repurchased and
    retired.............  (1,737)       (17)                         (602)     (12,859)                                 (13,478)
  Preferred stock
    issued..............                        4,900  $35,000                                                           35,000
  Reverse split of
    common stock........  (10,599)     (106)                          106
  Foreign currency
    translation.........                                                                       695                          695
  Unrealized gain on
    securities held for
    sale................                                                                                   (310)           (310)
                          -------      ----     -----  --------     -----    ---------       -----     --------        --------
Balance December 31,
  1996..................    4,992        50     4,900   35,000                 (30,312)      1,003                        5,741
  Net loss
    (unaudited).........                                                       (14,522)                                 (14,522)
  Repurchase of stock
    (unaudited).........                 (3)                                                                                 (3)
  Foreign currency
    translation
    (unaudited).........                                                                      (819)                        (819)
                          -------      ----     -----  --------     -----    ---------       -----     --------        --------
Balance September 30,
  1997 (unaudited)......    4,992  $     47     4,900  $35,000   $           $ (44,834)     $  184        $            $ (9,603)
                          =======      ====     =====  ========     =====    =========       =====     ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)





                                                                     THREE MONTHS                   NINE MONTHS      NINE MONTHS
                                      YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED        ENDED            ENDED
                                     SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                         1994            1995            1995           1996           1996             1997
                                     -------------   -------------   ------------   ------------   -------------    -------------
                                                                                                    (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities:
  Net (loss) income.................   $ (28,066)      $ (14,383)      $ (4,637)      $(13,154)      $  (9,664)       $ (14,522)
                                        --------        --------       --------       --------        --------         --------
  Adjustments to reconcile net
    (loss) income to net cash (used
    in) provided by operating
    activities:
    Depreciation and amortization...       5,795           5,989          1,301          4,799           3,739            4,799
    Amortization and write-off of
      intangibles...................       6,463           5,543
    Provision for doubtful accounts
      receivable....................        (140)          2,390            (20)           345             259              (92)
    Provision for inventory
      write-downs...................       3,832          12,727            575          5,440           4,470            2,704
    Deferred income taxes...........       3,034
    Gain on sale of investment......                                                      (666)
    Gain on sale of land............                                                    (8,153)         (8,153)          (2,157)
    Changes in assets and
      liabilities, net of effects of
      acquisition:
      Accounts receivable...........      (2,114)        (11,513)         6,079          4,256           2,150          (21,698)
      Inventories...................     (18,448)          3,541           (161)         7,442           3,011              929
      Refundable income taxes.......      (3,741)          3,011                         1,328           1,328               16
      Prepaid expenses and other
        current assets..............        (415)          1,043            (14)        (1,338)           (811)            (791)
      Accounts payable..............      25,448         (47,850)         1,057          6,107           4,343            9,770
      Amounts due to related
        parties.....................                                                     6,496           4,816            6,229
      Accrued liabilities...........       1,373           8,441          7,605        (10,464)         (7,148)          (4,446)
      Income taxes payable..........                                                                                        153
      Liabilities subject to
        compromise..................                      33,275          3,147        (44,581)        (44,581)
      Other long-term liabilities...        (753)           (701)             3          1,066           1,192             (189)
                                        --------        --------       --------       --------        --------         --------
        Total adjustments...........      20,334          15,896         19,572        (27,923)        (35,385)          (4,773)
                                        --------        --------       --------       --------        --------         --------
        Net cash (used in) provided
          by operating activities...      (7,732)          1,513         14,935        (41,077)        (45,049)         (19,295)
                                        --------        --------       --------       --------        --------         --------
Cash flows from investing
  activities:
  Capital expenditures..............      (4,915)         (1,805)          (453)        (5,028)         (2,673)          (3,056)
  Proceeds from sale of land........                                                    14,317          14,317
  Payment for acquisition of
    Cardinal, net of cash acquired
    of $3,057.......................                                                                                        (38)
  Proceeds from sale of
    investment......................                                                       798                            2,357
  Proceeds from sale of property and
    equipment.......................                         759             73            782             255
  Changes in other long-term
    assets..........................      (3,167)          2,636            189            333             382              (88)
  Changes in escrowed and restricted
    funds...........................                      (3,036)          (465)         2,907           3,131              592
                                        --------        --------       --------       --------        --------         --------
        Net cash provided by (used
          in) investing
          activities................      (8,082)         (1,446)          (656)        14,109          15,412             (233)
                                        --------        --------       --------       --------        --------         --------
Cash flows from financing
  activities:
  Issuance of preferred stock.......                                                    35,000          35,000            5,455
  Payments on debt..................      (7,624)        (28,685)       (16,318)       (17,915)        (13,114)          (4,281)
  Proceeds from debt................      26,256          26,266                        22,057          21,637           15,311
  Issuance of convertible notes.....                                                     6,000           6,000            4,000
  Repurchase of stock...............        (504)                                      (13,478)        (13,485)              (3)
  Payment of debt issuance costs....                        (618)          (625)        (2,139)         (1,877)             675
                                        --------        --------       --------       --------        --------         --------
        Net cash provided by (used
          in) financing
          activities................      18,128          (3,037)       (16,943)        29,525          34,161           21,157
                                        --------        --------       --------       --------        --------         --------
Effect of exchange rate changes on
  cash..............................         340             (96)          (102)           695             395             (819)
                                        --------        --------       --------       --------        --------         --------
Net increase (decrease) in cash and
  cash equivalents..................       2,654          (3,066)        (2,766)         3,252           4,919              810
Cash and cash equivalents at
  beginning of period...............       5,613           8,267          5,201          2,435           2,435            5,687
                                        --------        --------       --------       --------        --------         --------
Cash and cash equivalents at end of
  period............................   $   8,267       $   5,201       $  2,435       $  5,687       $   7,354        $   6,497
                                        --------        --------       --------       --------        --------         --------
Supplemental information:
  Interest paid.....................   $     896       $   3,221       $  1,203       $ 11,811       $   8,917        $   2,042
  Income taxes paid.................           3              15              7            658             144              414

  The accompanying notes are an integral part of these consolidated financial statements.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)
                                 (IN THOUSANDS)

1.  NATURE OF BUSINESS AND PLAN OF REORGANIZATION

     Hayes Microcomputer Products, Inc. ("Hayes") along with its wholly owned subsidiaries (collectively, the "Company"), is engaged in the development, production and marketing of telecommunications equipment and software and sells primarily to personal computer and peripheral distributors and resellers.

  Reorganization

     On November 15, 1994, Hayes filed a petition for relief under Chapter 11 of the United States Bankruptcy Code due to its inability to pay its debts on a current basis. Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under the federal bankruptcy laws were stayed while the Debtor continued business as a debtor-in-possession ("DIP"). These claims were reflected in the consolidated December 31, 1995 balance sheet as liabilities subject to compromise.

     Hayes filed amended and restated plans of reorganization, the most recent dated February 9, 1996 (the "Plan"). The Plan was confirmed by the U.S. Bankruptcy Court on March 8, 1996 and became effective on April 16, 1996. From November 1994 through April 1996, the Company operated as the DIP. The Plan provided for the payment in full of all prepetition creditors on the effective date, plus interest on such creditors' claims, except where such creditors have agreed to accept payments over a period of time. Funding of the plan was provided through three major sources. First, pursuant to an agreement and plan of merger dated April 12, 1996 (the "Agreement") and entered into by and between Rinzai Limited ("ACMA"), Kaifa Technology (H.K.) Limited, Rolling Profit Holdings, Ltd., Lao Hotel (H.K.), Limited, Saliendra Pte Ltd., and S.P. Quek Investments Pte. Ltd. (collectively, the "Investors"), certain subsidiaries were created by the investors which collectively contributed $35.0 million and merged with Hayes. The Investors received preferred stock representing a 49 percent voting interest in the Company. Second, the Company entered into an agreement with The CIT Group/Credit Finance, Inc. ("CIT") to borrow up to a total of $64.5 million through three separate debt instruments collateralized by the Company's intellectual property, certain equipment, and accounts receivable and inventory balances. Third, pursuant to the Plan, the Company sold certain parcels of real property classified as land held for sale on the accompanying consolidated balance sheets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Hayes Microcomputer Products Inc. and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. The Company's investments in 20 to 50 percent owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. Accordingly, the Company's share of the earnings of these companies and any realized gains and losses are included in the consolidated statements of operations. Investments in other companies are carried at cost. The cost of securities sold is based on the specific identification method.

     Effective October 1, 1995, the Company changed its year end from September 30 to December 31. Certain reclassifications have been made to prior period financial statements in order to conform to the 1996 presentation.

  Interim Financial Statements

     The interim financial data as of and for the nine months ended September 30, 1996 and 1997 is unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments,

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES consisting only of normal recurring adjustments necessary for a fair statement of results for the interim period. The interim period results of operations are not necessarily indicative of results for the entire year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents and Restricted Cash

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Restricted cash at December 31, 1996 and at September 30, 1997 is based on a Bankruptcy Court mandate to escrow funds. Restricted cash at December 31, 1995 is based on the Company's previous debt facility requirements.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and include labor and related manufacturing overhead. Market with respect to raw materials is replacement cost and for work in process and finished goods is net realizable value. Inventories are presented net of the reserve for obsolescence.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful life of the assets (three to five years). Leasehold improvements are depreciated over the shorter of the lease term or useful life.

     Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in the consolidated statements of operations

  Computer Software Costs

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," the Company capitalizes costs incurred for the development of computer software to be sold. Costs are capitalized upon the establishment of technical feasibility of the product. Capitalized costs are being amortized based on current and future projected revenues for each product with an annual minimum equal to the straight-line amortization over the five year estimated economic useful life of the product.

  Intangibles and Other Long-Term Assets

     The Company evaluates the recoverability of all long-lived assets including related intangible assets and goodwill based upon a comparison of discounted estimated future cash flows from the related operations with the then corresponding carrying values of those assets. Realizability of non-related goodwill is evaluated based on non-discounted future cash flow and operating income.

     Intangible assets consist principally of purchased software and goodwill which is being amortized using the straight-line method over five years and ten years, respectively. Accumulated amortization was $11.7 million, $12.2 million and $12.5 million at December 31, 1995 and 1996 and at September 30, 1997, respectively.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

  Revenue Recognition

     The Company's policy is to record revenue upon shipment of related goods to customers. Sales to certain distributors are under terms which allow for those distributors to receive price protection based on future price reductions. Some sales made to distributors allow limited rights of return. The Company provides an allowance for returns and price reductions based on historical experience.

  Income Taxes

     Income taxes have been provided using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The differences are primarily attributable to reserves on inventory and accounts receivable. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. The effect of a change in the valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years would be included in income in that period.

  Advertising

     All advertising costs are expensed when incurred. Advertising expenses were approximately $11.1 million, $9.9 million, $3.4 million and $18.0 million for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996, respectively.

  Foreign Currency Translation

     The financial statements of subsidiaries of the Company outside the United States are measured using the local currency as the functional currency. Translation adjustments result from the process of translating those subsidiaries' financial statements from functional currency into U.S. dollars. Translation adjustments are reported separately and accumulated in a separate component of equity. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. Income and expense items are translated at monthly weighted average rates.

  Future Adoption of Recently Issued Accounting Standards

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), No. 130, "Reporting Comprehensive Income" ("SFAS 130"), No. 129, "Disclosure of Information About Capital Structure" ("SFAS 129"), and No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 129 provides increased disclosure about an entity's capital structure, and SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. These standards are effective for periods ending after December 15, 1997.

     The Company believes that the impact of these standards, when adopted, will not have a material impact on the Company's consolidated financial statements.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

3.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash Equivalents

     The Company estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

  Notes Payable

     The Company estimates that the fair value of notes payable approximates carrying value based upon its effective current borrowing rate for issuance of debt with similar terms and remaining maturities.

  Liabilities Subject to Compromise

     The Company estimates that the fair value of prepetition liabilities approximates carrying value based upon its effective borrowing rate for issuance of debt with similar terms and remaining maturities.

4.  SUPPLEMENTAL BALANCE SHEET INFORMATION

     Inventories consist of:

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1995        1996           1997
                                                         -------     -------     -------------
                                                                                 (UNAUDITED)
                                                                    (IN THOUSANDS)
    Raw materials......................................  $18,781     $ 9,199       $   8,359
    Work in process....................................    3,728       4,728           4,278
    Finished goods.....................................   15,795      11,495          14,126
                                                         -------     -------         -------
                                                         $38,304     $25,422       $  26,763
                                                         =======     =======         =======

     Property and equipment consists of:

                                                           DECEMBER 31,
                                                       ---------------------     SEPTEMBER 30,
                                                         1995         1996           1997
                                                       --------     --------     -------------
                                                                   (IN THOUSANDS)(UNAUDITED)
    Machinery and equipment..........................  $ 17,939     $ 19,735       $  19,781
    Data processing equipment........................    14,164       15,069          15,830
    Furniture and fixtures...........................     6,585        6,662           6,506
    Leasehold improvements...........................     4,427        4,738           3,873
    Construction in progress.........................        42          448           1,307
                                                        -------      -------         -------
                                                         43,157       46,652          47,297
    Less accumulated depreciation and amortization...   (36,950)     (39,265)        (38,748)
                                                        -------      -------         -------
                                                       $  6,207     $  7,387       $   8,549
                                                        =======      =======         =======

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

     Accrued liabilities consist of:

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1995        1996           1997
                                                         -------     -------     -------------
                                                                    (IN THOUSANDS)(UNAUDITED)
    Accounts payable...................................  $ 7,394     $ 8,444        $ 8,943
    Payroll and benefits...............................    4,827       2,643          2,564
    Vendor obligations.................................      777       2,348          2,348
    Restructuring......................................                2,058          4,879
    Professional fees..................................    7,571         333            577
    Interest...........................................    6,383
    Promotional and marketing..........................    2,901       1,497          1,456
    Other..............................................    4,696       5,898          5,544
                                                         -------     -------        -------
                                                         $34,549     $23,221        $26,311
                                                         =======     =======        =======

     The liability for restructuring at September 30, 1997 includes liabilities assumed in the Cardinal transaction and accordingly are not included in the Company's statement of operations.

5.  WRITE-OFF OF INTANGIBLES

     In accordance with the Company's policy, management assessed the value of the goodwill that was recorded as a result of the July 1989 acquisition of Practical Peripherals, Inc., a computer products manufacturer with operations in Thousand Oaks, California. As a result of changes in events and circumstances related to the business, management determined that the goodwill should be reduced significantly given the expected value that would be derived from these intangible assets in the future. The Company recorded a charge to write-off goodwill totaling $5.5 million in the year ended September 30, 1995.

6.  RESTRUCTURING

     In September 1996, the Company announced the closure of its Thousand Oaks, California operations. During the year ended December 31, 1996, the Company recorded a restructuring charge of $3.6 million related to exiting these operations. The restructuring charge consists of the following items:

                                                                         (IN THOUSANDS)
        Lease obligation...............................................      $1,700
        Employee severance.............................................         965
        Equipment disposals............................................         705
        Other..........................................................         230
                                                                             ------
                                                                             $3,600
                                                                             ======

     At December 31, 1996, the remaining restructuring reserve totaled $3.3 million of which $2.1 million is included in accrued liabilities and $1.2 million is included in other long-term liabilities. In addition, cost of sales for the year ended December 31, 1996 includes $2.4 million of additional inventory obsolescence charges associated with the termination of products produced at the Thousand Oaks facility and the resulting disposal of excess inventory. At September 30, 1997, the remaining restructuring reserve totaled $1.2 million of which $373,000 is included in accrued liabilities and $814,000 is included in other long-term liabilities.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

7.  DEBT

     Debt consists of the following:

                                                           DECEMBER 31,
                                                       ---------------------     SEPTEMBER 30,
                                                         1995         1996           1997
                                                       --------     --------     -------------
                                                                   (IN THOUSANDS) (UNAUDITED)
    GECC DIP financing...............................  $ 11,134
    CIT line of credit...............................               $  6,035       $  20,141
    CIT term loan "A," due April 1, 2002.............                  1,802           1,248
    CIT term loan "B," due April 1, 2002.............                  6,667           4,842
    Convertible notes from Investors.................                  6,000          10,000
    Other............................................                    350              --
                                                       ---------    ---------      ---------
                                                         11,134       20,854          36,231
    Less current maturities..........................   (11,134)     (13,973)        (31,729)
                                                       ---------    ---------      ---------
    Total long-term debt.............................  $            $  6,881       $   4,502
                                                       =========    =========      =========

     Prior to April 16, 1996, the Company completed a $45.0 million court approved DIP financing with General Electric Capital Corporation ("GECC") under which amounts owed to NationsBank of Georgia, N.A. were paid in full. In accordance with the Plan, this financing agreement was paid in full and replaced by the CIT agreements.

     On April 16, 1996, the Company entered into two term loans and a revolving loan facility (the "Line of Credit") with CIT which provide for maximum borrowings of $64.5 million. The Line of Credit provides for financing based on eligible accounts receivable and inventory, as defined in the agreement, and expires April 16, 2000 unless otherwise renewed. The term loans are based on eligible equipment and intangibles. Based on the applicable calculations, the total available borrowings under the term loans and the Line of Credit are approximately $17.2 million as of December 31, 1996. The term loans and the Line of Credit bear interest at prime plus 1.625 percent (9.875 percent at December 31, 1996). Dennis C. Hayes, Chairman of the Company, has provided to CIT a $5.0 million guarantee of the outstanding Line of Credit. The Line of Credit has covenants requiring minimum levels of tangible net worth and net income, as defined. If these minimum levels are not met, CIT may raise the interest rate to prime plus 2.125 percent and can accelerate the existing loan amortization on the term facilities. The Company did not meet the minimum levels at December 31, 1996 and at June 30, 1997 and September 30, 1997. The interest rate was raised effective January 1, 1997 and the loan amortization on the term facilities was accelerated effective July 1, 1997.

     In April 1996, the Company entered into convertible subordinated promissory notes (the "Convertible Notes") totaling $6.0 million with certain investors. The Convertible Notes bear interest at prime plus 1.625 percent and are due on December 31, 1997. The Convertible Notes have conversion features whereby they may be converted into shares of the Company's Series A preferred stock if not paid in full by the maturity date. The Company has reserved authorized shares of Series A Preferred stock for the Convertible Notes totaling 840,000 shares.

     The Company's weighted average interest rate on short-term borrowings was approximately 9.3%, 9.9%, and 10.5% at December 31, 1995 and 1996 and at September 30, 1997, respectively.

     During March 1997, the Company issued additional Convertible Notes totaling $4.0 million with certain investors. These Convertible Notes bear interest at prime plus 1.625 percent and are due on December 31, 1997. The Convertible Notes have conversion features whereby they may be converted into shares of the Company's Series A preferred stock if not paid in full by the maturity date. The Company has reserved 560,000 authorized shares of such stock.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

     Aggregate maturities of debt for the next five years are as follows:

                                                                 (IN THOUSANDS)
                Fiscal year:
                1997............................................    $ 13,973
                1998............................................       1,588
                1999............................................       1,588
                2000............................................       1,588
                2001............................................       1,588
                Thereafter......................................         529
                                                                     -------
                                                                    $ 20,854
                                                                     =======

8.  INCOME TAXES

     The differences between the federal statutory income tax rate and the Company's effective tax rate were as follows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996:

                                      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                          1994              1995              1995             1996
                                      -------------     -------------     ------------     ------------
    Federal statutory rate...........     (34.00)%          (34.00)%         (34.00)%         (34.00)%
    State income taxes, net of
      federal benefit................      (4.00)            (4.00)           (4.00)           (4.00)
    Amortization and write-off of
      intangibles....................                        13.74
    Taxes on foreign income..........      (0.20)             3.20            14.95             3.00
    Provision for valuation
      allowance......................      34.53             29.20            63.74            35.86
    Equity in foreign subsidiaries
      and foreign sales
      corporation....................       5.00             (0.41)          (19.61)           (3.43)
    Other, net.......................      (7.01)           (13.82)           (6.13)            5.59
                                            ----             -----            -----            -----
         Total.......................      (5.68)%           (6.09)%          14.95%            3.02%
                                            ====             =====            =====            =====

     The provision for income taxes is comprised of the following:

                                      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                          1994              1995              1995             1996
                                      -------------     -------------     ------------     ------------
    (in thousands)
    Current:
      Federal........................    $(4,723)          $(1,359)
      Foreign........................                          427            $603             $385
      State..........................
                                         -------           -------            ----             ----
                                          (4,723)             (932)            603              385
    Deferred:
      Federal........................      2,967
      Foreign........................         67
      State..........................
                                         -------           -------            ----             ----
                                           3,034
                                         -------           -------            ----             ----
                                         $(1,689)          $  (932)           $603             $385
                                         =======           =======            ====             ====

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

     Components of deferred income taxes as of December 31, 1995 and 1996 are as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Deferred income tax assets:
      Net operating loss carryforwards.............................. $    781     $ 12,183
      Inventory obsolescence reserves...............................    6,358        2,915
      Accrued employee benefits.....................................      828          519
      Allowance for doubtful accounts and product returns...........    2,059        3,170
      Reserves for warranty claims..................................      854          856
      Accrued advertising...........................................      468          568
      Accrued reorganization expenses...............................    3,320           96
      Other.........................................................    2,827        1,623
      Valuation allowance...........................................  (17,312)     (21,892)
                                                                     --------     --------
         Total deferred tax assets..................................      183           38
                                                                     --------     --------
    Deferred income tax liabilities:
      Computer software costs.......................................     (183)         (38)
                                                                     --------     --------
         Total deferred tax liabilities.............................     (183)         (38)
                                                                     --------     --------
    Net deferred tax asset.......................................... $            $
                                                                     ========     ========

     Due to the Company's filing of a voluntary petition for bankruptcy in 1994, subsequent emergence from bankruptcy proceedings in April 1996, and the results of operations for the year ended December 31, 1996, the Company has recorded a valuation allowance equal to the amount of its net deferred tax assets. The loss carryforwards as of December 31, 1995 and 1996, are subject to annual limitations and will expire in 2010 and 2011, respectively.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases office, plant, and warehouse facilities and certain vehicles and equipment under noncancelable operating leases. As of December 31, 1996, the approximate future minimum lease payments for noncancelable operating leases are as follows:

                                                                 (IN THOUSANDS)
                Fiscal year:
                1997...........................................     $  3,399
                1998...........................................        3,055
                1999...........................................        2,241
                2000...........................................          461
                2001...........................................          461
                Thereafter.....................................        1,318
                                                                     -------
                                                                    $ 10,935
                                                                     =======

     The above payments for noncancelable operating leases includes $1.7 million associated with the Thousand Oaks facility which has been accrued as part of the restructuring.

     Rental expense was approximately $4.5 million, $3.7 million, $1.0 million, and $3.9 million for the twelve months ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the twelve months ended December 31, 1996, respectively.

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

     There are various litigation proceedings and claims arising in the ordinary course of business. The Company believes it has meritorious defenses and is vigorously defending these matters. The Company believes that the resolution of such contingencies will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

     During 1994, resultant of patent infringement suits, the Company completed the negotiation of patent license agreements with certain customers and suppliers. These agreements provide for royalties to be paid by the customers and suppliers to the Company on both past and future sales. In settlement of past sales, the Company recorded approximately $4.0 million as an unusual gain in 1994.

     The Company has employment agreements with a stockholder and certain management personnel with terms from six months to five years.

     The Company has an agreement with a supplier of modem chips, under which the Company committed, under certain circumstances, to purchase a minimum number of modem chips during 1996. The Company did not purchase the required number of modem chips and has accrued a potential estimated penalty due the supplier. The Company and supplier are in negotiations to resolve the matter.

10.  PROFIT SHARING AND 401(k) PLANS

     Prior to October 1, 1994, the Company maintained a separate defined contribution profit-sharing plan (the "Profit-Sharing Plan") covering substantially all of the Company's full-time employees.

     On June 22, 1995, the Company authorized an amendment of the Profit Sharing Plan to allow the Profit-Sharing Plan to be split into separate 401(k) and profit-sharing components, whereby the profit-sharing component was frozen retroactive to October 1, 1994 and all balances immediately vested. The 401(k) component began functioning as a separate plan as of July 1, 1995, and provides for eligibility for substantially all employees after six months of service and vesting of matching contributions ratably over a five-year period. The Company contributed $0.2 million, $0.1 million and $0.3 million for the year ended September 30, 1995, the three months ended December 31, 1995 and the year ended December 31, 1996, respectively.

     The Company contributions to the Profit-Sharing Plan were determined at the discretion of the board of directors. The Company made no contributions to the Profit-Sharing Plan for the periods presented.

     Terminated employees are required to sell their stock to the Profit-Sharing Plan at the appraised value of the stock. Under the terms of the Profit-Sharing Plan, the Company had the right to repurchase any shares acquired by the Profit-Sharing Plan at their appraised value. The Company repurchased and retired 76,053 shares for $1.7 million in 1996. There were no shares repurchased in 1995.

     As part of the Plan, the Profit-Sharing Plan was amended to provide for a one-time election whereby all active participants could convert all or part of their Hayes Microcomputer Products, Inc. stock to cash. In 1996, the Company paid approximately $0.7 million to the Profit-Sharing plan to repurchase and retire 32,197 shares of its common stock.

11.  CAPITAL STRUCTURE

  (a) Common and Preferred Stock

     The Company's Restated Articles of Incorporation authorize the issuance of up to 100,000,000 shares of one cent ($.01) par value common stock. In accordance with the Plan, the Company effected a 3.078-to-one reverse stock split which reduced the number of outstanding shares by 10,599,595 shares.

     In fiscal 1996, the Company authorized a new class of no par value Series A Preferred Stock consisting of 10,000,000 shares. The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions of such stock, including dividend rights, preferences

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. During 1997, the Company authorized a new class of no par value Series B Preferred Stock consisting of 263,113 shares.

     As of December 31, 1996, the Company had issued and outstanding 4,900,000 shares of Series A Preferred Stock. These preferred shares have no dividend rights but do have preference and priority payment of any dividends on Common Stock if declared by the Board of Directors. Any such dividends are noncumulative. The preferred shares also have voting rights and are convertible by a stated formula at the option of the shareholder and are automatically converted upon an Initial Public Offering.

  (b) Stock Redemption Agreements

     In 1988, the Company entered into an agreement with a stockholder whereby the Company could be required to purchase 1,628,884 shares of common stock at the option of the stockholder at any time after January 1, 1999 through June 2008. In April 1996, in accordance with the Plan, the Company repurchased all of the common shares held by a stockholder for $11.0 million and subsequently retired these shares. In conjunction with this payment, the shareholder agreement was terminated.

12.  REDEEMABLE PREFERRED STOCKS

     During April 1997, the Company completed an agreement with Vulcan Ventures, Inc. to issue 263,113 shares of Series B Preferred Stock for $5.5 million which includes $45,000 of issuance costs. The stockholders are entitled to receive cumulative compounding dividends at the rate of 10% per annum of the original issue price per share of Series B Preferred Stock. Series B dividends have preference and priority payment over Series A Preferred Stock and Common Stock. These preferred shares have no voting rights except as required under applicable law or as expressly stated in the agreement relating to the Series B Preferred Stock. The Company could be required to redeem these preferred shares by a stated formula at the option of the more than 50% of the stockholders at any time after November 1, 1999. The Series B Preferred Stock also is convertible into shares of common stock by a stated formula if the Company's share are publicly traded at a stated value per share or in the aggregate or if the Series B stockholders obtain an affirmative majority vote.

13.  STOCK-BASED COMPENSATION

     In connection with the Plan, the Company authorized 600,000 warrants to purchase shares for the fair value at the date of grant. The Company issued 400,000 warrants during April 1996 at an exercise price of $0.714 per share. The warrants will become exercisable and fully vested on the date the Company files a registration statement for an Initial Public Offering with the Securities and Exchange Commission or closes a significant transaction, as defined in the warrant agreement. The warrants expire five years after the date on which they become exercisable. The warrants were issued to Directors and are valued and presented as options in the information below.

     In addition, one of the holders of the preferred stock received an anti-dilution warrant enabling the holder to purchase sufficient quantity to maintain a 20.2 percent ownership interest of the Company at a price of $14.28 per share.

     The Hayes Microcomputer Products, Inc. Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in June 1996. No options were granted prior to that date. Options granted under the Stock Option Plan may be either (i) options intended to qualify as incentive stock options ("ISO's") under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options. None of the options granted in 1996 were intended to qualify as ISO's. The Stock Option Plan allows for three types of grants: Executive, Management, and Performance Grants. The Stock Option Plan, as amended in October 1996,

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES allows for a total of 800,000 shares to be granted for Executive and Management Grants and 1,000,000 shares to be granted for Performance Grants.

     An explanation of each type of grant and a description of the options awarded under each type of grant are as follows:

  Executive Grant

     During 1996, the Company granted 310,000 options to purchase shares as Executive Grants at an exercise price of $0.714 per share. The options will become exercisable on the first to occur of (i) the date on which the company files a registration statement for an Initial Public Offering with the Securities and Exchange Commission, or (ii) the date of a significant corporate transaction, as defined, such as a merger, consolidation or sale. The options expire five years after the date on which they become exercisable.

  Management Grant

     During 1996, the Company granted 282,500 options to purchase shares as Management Grants at exercise prices ranging from $0.714 to $1 per share. The options will become exercisable on the first to occur of (i) the date on which the Company files a registration statement for an Initial Public Offering with the Securities and Exchange Commission, or (ii) the date of a significant corporate transaction, as defined, such as a merger, consolidation or sale. The options expire ten years after the date of grant. Upon the date the options first become exercisable, the amount vested at that time will be determined based on a five-year ratable vesting schedule beginning at the date of grant.

  Performance Grant

     During 1996, the Company granted 600,000 options to purchase shares as Performance Grants at an exercise price of $1 per share. The options begin vesting on the date the Company completes an Initial Public Offering with the Securities and Exchange Commission. Vesting will be determined based on the attainment of specified average share prices as defined in the Stock Option Plan. The average share prices range from $24.19 to $60.47. The number of shares, if any, that may be vested will be based solely upon events occurring in the first five years after the date of grant. The options expire ten years after the date of grant.

     Options historically have been granted based on an amount greater than or equal to the fair value of the shares at the date of grant. Since no quoted market price was available, the best estimate of the fair value of the stock was determined by the Board of Directors.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 6.38%, and an expected term of 5.3 years.

     The Company did not grant stock options prior to April 1996 and as of December 31, 1996 no options are exercisable. A summary of the Company's stock option plan activity and related information for the year ended December 31, 1996 is as follows:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------     --------------
        Options granted...................................  1,592,500         $0.835
        Options canceled..................................    (71,500)        $0.714
                                                            ---------
        Options outstanding at December 31, 1996..........  1,521,000         $0.841
                                                            =========
        Weighted average fair value of options granted
          during the year at the share's fair value.......  $    0.23

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

     The following table summarizes information about the stock options outstanding at December 31, 1996.

                                                             NUMBER          WEIGHTED
                                                           OF OPTIONS         AVERAGE
                                                         OUTSTANDING AT      REMAINING
                                                          DECEMBER 31,      CONTRACTUAL
                        EXERCISE PRICES                       1996             LIFE
        -----------------------------------------------  --------------     -----------
        $0.714.........................................      844,500         7.5 years
        $1.000.........................................      676,500         6.7 years

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. For the fiscal year ended December 31, 1996, no compensation expense was recognized for its stock option plans, since certain events have not occurred. Had compensation expense for the Company's stock-based compensation plans been determined under the provisions consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss for the year ended December 31, 1996, would have been the pro forma amounts indicated below (in thousands):

                                                           NET LOSS     LOSS PER SHARE
                                                           --------     --------------
        As reported......................................  $(13,154)        $(2.52)
        Pro forma........................................  $(13,246)        $(2.54)

14.  GEOGRAPHIC SEGMENTS

     The Company operates in several geographic areas worldwide. Revenues can be grouped into three primary geographic segments: Domestic including immaterial Canadian amounts, Europe and Asia. Selected financial data by primary geographic area for the periods ended September 30, 1994 and 1995 and December 31, 1995 and 1996 follow:

                                                  TWELVE MONTHS ENDED SEPTEMBER 30, 1994
                                      --------------------------------------------------------------
                                                              (IN THOUSANDS)
                                                                        ADJUSTMENTS
                                                                            AND
                                      DOMESTIC    EUROPE      ASIA      ELIMINATIONS    CONSOLIDATED
                                      --------    -------    -------    ------------    ------------
    Sales to unaffiliated
      customers.....................  $219,962    $19,591    $12,464      $ (5,740)       $246,277
    Operating profit (loss).........   (35,822)    (1,674)       650           133         (36,713)
    Identifiable assets.............   128,617     10,678      2,393       (16,724)        124,964

                                                  TWELVE MONTHS ENDED SEPTEMBER 30, 1995
                                      --------------------------------------------------------------
                                                              (IN THOUSANDS)
                                                                        ADJUSTMENTS
                                                                            AND
                                      DOMESTIC    EUROPE      ASIA      ELIMINATIONS    CONSOLIDATED
                                      --------    -------    -------    ------------    ------------
    Sales to unaffiliated
      customers.....................  $228,983    $22,893    $18,315      $ (1,036)       $269,155
    Operating profit (loss).........    (7,098)    (1,492)       751                        (7,839)
    Identifiable assets.............    99,919      8,656      7,687       (15,298)        100,964

                                                   THREE MONTHS ENDED DECEMBER 31, 1995
                                      --------------------------------------------------------------
                                                              (IN THOUSANDS)
                                                                        ADJUSTMENTS
                                                                            AND
                                      DOMESTIC    EUROPE      ASIA      ELIMINATIONS    CONSOLIDATED
                                      --------    -------    -------    ------------    ------------
    Sales to unaffiliated
      customers.....................  $ 54,409    $ 8,102    $ 7,600                      $ 70,111
    Operating profit (loss).........      (445)       852      1,691                         2,098
    Identifiable assets.............    82,944     10,675      6,309      $ (8,232)         91,696

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                                                  TWELVE MONTHS ENDED DECEMBER 31, 1996
                                    -----------------------------------------------------------------
                                                             (IN THOUSANDS)
                                                                         ADJUSTMENTS
                                                                             AND
                                     DOMESTIC      EUROPE      ASIA      ELIMINATIONS    CONSOLIDATED
                                    -----------    -------    -------    ------------    ------------
    Sales to unaffiliated
      customers...................   $ 202,001     $24,516    $38,800      $ (7,865)       $257,452
    Operating profit (loss).......     (10,118)     (2,536)      (856)           77         (13,433)
    Identifiable assets...........      69,943       8,824      7,966       (17,518)         69,215

     Operating profit (loss) is calculated as total revenue less total operating expenses. In calculating operating profit, none of the following items have been added or deducted: net interest expense, net miscellaneous income, reorganization items, or income taxes. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area, including goodwill.

     The Company generates significant sales outside the United States and is subject to risks generally associated with international operations. The foreign operations of the Company accounted for approximately 13%, 15%, 22% and 25% of the Company's net sales for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996, respectively. Accordingly, the Company's financial results from international operations may be affected by the economic, political, and regulatory climates prevailing in the respective foreign countries and by fluctuations in currency exchange rates.

15.  ACQUISITION OF CARDINAL TECHNOLOGIES, INC.

     During April 1997, the Company acquired 100% of the outstanding common stock of Cardinal Technologies, Inc. ("Cardinal"), a private manufacturer of modems and ISDN adapters, for $2.5 million. The acquisition has been accounted for utilizing the purchase method of accounting. The estimated fair values assigned to the assets and liabilities acquired were as follows:

                                                                         (IN THOUSANDS)
                                                                         --------------
        Total consideration paid (including acquisition costs of
          $595)........................................................     $  3,095
        Fair value of tangible and identifiable assets acquired........      (15,350)
        Fair value of liabilities assumed..............................       17,055
                                                                            --------
             Estimated goodwill........................................     $  4,800
                                                                            ========

     The results of operations of Cardinal from the beginning of the period through the acquisition date are not significant to the Company's consolidated results of operations.

16. SIGNIFICANT RISKS AND UNCERTAINTIES

     The communications industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the market in which the Company does business. Competitors include organizations significantly larger and with more development, marketing and financial resources than the Company. The Company's success is dependent on its ability to develop and market products that are innovative, cost-competitive and meet customer expectations.

     The markets for the Company's products are characterized by rapid technological developments resulting in short product life cycles. The market for modems is primarily dependent upon the market for personal computers. From diminished product demand, production overcapacity, and resultant accelerated erosion of average selling prices, the Company's business could be materially and adversely affected by industry-wide

              HAYES MICROCOMPUTER PRODUCTS, INC. AND SUBSIDIARIES fluctuations in the personal computer marketplace in the future. The Company's ten largest customers account for approximately 62%, 57%, 56% and 73% of net sales for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996, respectively.

     The Company's accounts receivable are concentrated with a limited number of customers. The amounts owed by the largest ten customers represented approximately 48% and 55% of the total accounts receivable balances as of December 31, 1995 and 1996, respectively.

17. RELATED PARTY TRANSACTIONS

     As of December 31, 1996, the Company has the following related party transactions:

     The Company has a split-dollar life insurance policy on a shareholder of the Company with the Company as the beneficiary. The split-dollar agreement is included in other long-term assets in the amount of $1.1 million and $0.6 million as of December 31, 1995 and 1996, respectively. The cash surrender value, included in prepaids and other current assets, is $0.3 million as of December 31, 1995 and 1996, respectively.

     A shareholder of the Company has a revolving credit arrangement with the Company stating a maximum draw of $0.3 million. The balance outstanding, included in prepaids and other current assets, is $0.2 million as of December 31, 1995 and 1996, respectively.

     The Company has manufacturing subcontractor agreements with two of its stockholders. During 1996, and as of September 30, 1997 the Company purchased $44.8 million, and $33.4 million, respectively, of finished goods from such manufacturers.

     The Company believes that these transactions were all negotiated at arms length.

18. SUBSEQUENT EVENTS (UNAUDITED)

     On July 29, 1997, the Company signed a definitive merger agreement with Access Beyond, Inc., a provider of remote access connectivity products. Under the terms of the agreement, the merged company will be renamed Hayes Corporation Access Beyond will issue approximately 45.0 million shares of common stock for 100% of the outstanding stock of Hayes. Subsequent to the merger, Access Beyond shareholders will own approximately 21% of the combined company. The combination will be accounted for using the purchase method and is subject to the completion of due diligence and regulatory approvals.

     On July 16, 1997, the Company signed a letter of commitment with a potential investor, whereby the Company would receive approximately $30.0 million in exchange for shares of Hayes Preferred Stock. However, as a result of Access Beyond's agreement, on November 12, 1997, to sell $45.0 million of 6% Preferred Stock, Hayes terminated the letter of commitment.

     On October 9, 1997, Hayes received the final decree bringing its Chapter 11 case to a close.

         (b)      Pro Forma Financial Information

         The pro forma information relative to the merger as required by Article 11 of Regulation S-X and this Item 7 of Form 8-K is included below.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Access Beyond (the "Company") and Hayes and give effect to (i) the Merger as a reverse acquisition and a purchase for accounting purposes, and (ii) costs associated with the consummation of the Merger. The unaudited pro forma condensed combined balance sheet gives effect to the combination as if it had occurred on September 30, 1997 using the Company's October 31, 1997 financial statements and the 1997 consolidated financial statements of Hayes. The unaudited pro forma condensed combined statements of operations give effect to the combination as if it had occurred at the beginning of the earliest period presented. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data does not purport to represent what the combined Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the combined Company's financial position or results of operations for any future period.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        HAYES           THE COMPANY         ACQUISITION
                                                  SEPTEMBER 30, 1997  OCTOBER 31, 1997      ADJUSTMENTS          PRO FORMA
                                                  ------------------  ----------------  ---------------------     ---------
ASSETS:
Cash and cash equivalents.......................       $  6,499          $     147                               $  6,646
Accounts receivable.............................         40,624              3,535                                 44,159
Receivables from related parties................          8,219                                                     8,219
Inventories.....................................         26,763              5,647         749(1)                  33,159
Prepaids and other(6)...........................          4,031                399                                  4,430
         Total Current Assets...................         86,136              9,728         749                     96,613
Property and equipment..........................          8,549              3,107                                 11,656
Intangibles and other...........................          7,263                763                                  8,026
Acquired technology.............................                                         4,010(2)                   4,010
Acquired in process research and development....                                        46,398(3)    (46,398)(3)
Excess of cost over identifiable assets
  acquired......................................                                         9,817(8)                   9,817
         Total Assets...........................        101,948             13,598      60,974       (46,398)     130,122
LIABILITIES:
Current debt....................................         31,729                773                                 32,502
Accounts payable................................         28,376              5,877       4,000(7)                  38,253
Accrued liabilities.............................         26,311              1,557                                 27,868
Amounts due related parties.....................         13,147                                                    13,147
Income taxes....................................          1,017                                                     1,017
         Total current liabilities..............        100,580              8,207       4,000                    112,787
Long-term debt, less current....................          4,502                373                                  4,875
Other long-term liabilities.....................          1,014                297                                  1,311
         Total Liabilities......................        106,096              8,877       4,000                    118,973
Redeemable preferred stock, series B............          5,455                                                     5,455
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock....................................             47                125         (47)(4)       458(4)       583
Preferred stock, series A.......................         35,000                        (35,000)(4)        12           12
Additional paid in capital......................                            46,414     (46,414)(5)    96,147(4)    96,147
Accumulated deficit.............................        (44,834)           (41,803)     41,803(5)    (46,398)(3)  (91,232)
Other adjustments...............................            184                (15)         15(5)                     184
         Total stockholders' equity (deficit)...         (9,603)             4,721     (39,643)       50,219        5,694
         Total liabilities and stockholders'
           equity...............................        101,948             13,598     (35,643)       50,219      130,122

---------------
(1) Adjustment to reflect fair value of the Company's inventory less estimated selling costs.

(2) Adjustment to capitalize the acquired product line technology using the income forecast method.

(3) Adjustment to capitalize and expense the acquired in process research and development based on an appraisal of the product line technology that has not yet reached technological feasibility using the income forecast method.

(4) Adjustment to reflect the exchange of Hayes common and preferred stock for common and preferred stock of the Company.

(5) Adjustment to reflect the elimination of additional paid in capital, accumulated deficit and other equity adjustments account balances of the Company.

(6) Consistent with the Company's historical financial statements for which amounts have been fully reserved, the purchase allocation does not include the $980,000 note receivable from Technipower, Inc. and the $1,950,000 note receivable from Electro-Metrics, Inc. Repayment of these notes cannot be assured beyond a reasonable doubt.

(7) Adjustment to record the estimate of costs associated with the consummation of the Merger.

(8) The fair value of stock issued was based on the outstanding shares at the average market price of $4.94 five days before and after the announcement date of July 29, 1997. The unaudited and estimated fair value of assets acquired and liabilities assumed is summarized as follows:

                Fair value of stock issued...........................................    $ 61,695
                Other acquisition costs..............................................       4,000
                Fair value of liabilities assumed....................................       8,877
                Fair value of tangible and identifiable assets acquired..............     (14,347)
                Acquired product line technology.....................................      (4,010)
                Acquired in process research and development.........................     (46,398)
                                                                                         --------
                Excess of cost over identifiable assets acquired.....................    $  9,817
                                                                                         =========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             HAYES           THE COMPANY(2)
                                       NINE MONTHS ENDED    NINE MONTHS ENDED    PRO FORMA
                                       SEPTEMBER 30, 1997   OCTOBER 31, 1997    ADJUSTMENTS     PRO FORMA
                                       ------------------   -----------------   -----------     ----------
Net revenues from continuing
  operations.........................       $146,701            $  10,354                       $  157,055
Cost of Revenues.....................        111,819                6,590                          118,409
Gross profit.........................         34,882                3,764                           38,646
Selling, general and
  administrative.....................         41,366                7,784                           49,150
Research and development.............          8,992                3,996                           12,988
Amortization.........................                                                1,814(1)        1,814
Merger related expense...............                                 629                              629
Restructuring charges................                                 238                              238
Write-down of assets.................                                 864                              864
Operating loss from continuing
  operations.........................        (15,476)              (9,747)          (1,814)        (27,037)
Interest (expense) income, net.......         (3,541)                 108                           (3,433)
Other income.........................          4,648                  423                            5,071
Loss before tax expense..............        (14,369)              (9,216)          (1,814)        (25,399)
Income tax expense...................           (153)                                                 (153)
Loss before unusual items,
  reorganization expenses,
  discontinued operations, and
  non-recurring gains................        (14,522)              (9,216)          (1,814)        (25,552)
Loss per common share................                                                                (0.44)
Shares used in per share
  calculation........................                                                           58,283,453

---------------
(1) Adjustment to recognize amortization of acquired product technology over its estimated life of three to thirty-six months and to recognize amortization of excess of cost over identifiable assets acquired over seven years.
(2) Includes revenues of $4,593,000 and loss before unusual items, reorganization expenses, discontinued operations, and non-recurring gains of $6,232,000 for the three month period ended January 31, 1997, which were also presented within the unaudited pro forma condensed combined statement of operations that included the Company's operations for the twelve month period ended January 31, 1997

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                              THE COMPANY
                              HAYES           TWELVE MONTH
                           YEAR ENDED         PERIOD ENDED       PENRIL        THE COMPANY    PRO FORMA
                        DECEMBER 31, 1996   JANUARY 31, 1997   ADJUSTMENTS     AS ADJUSTED   ADJUSTMENTS     PRO FORMA
                        -----------------   ----------------   -----------     -----------   -----------    -----------
Net revenues from
  continuing
  operations..........      $ 257,452           $ 33,596        $ (12,366)(1)   $  21,230                   $   278,682
Cost of Revenues......        195,918             20,416           (8,683)(1)      11,733                       207,651
Gross profit..........         61,534             13,180           (3,683)          9,497                        71,031
Selling, general and
  administrative......         61,727             17,239           (2,147)(2)      15,092                        76,819
Research and
  development.........          9,640              7,358           (1,400)(3)       5,958                        15,598
Amortization..........                               367                              367        3,389(4)         3,756

Restructuring
  charges.............          3,600              9,718                            9,718                        13,318
Merger related
  expenses............                             4,576                            4,576                         4,576
Operating loss from
  continuing
  operations..........        (13,433)           (26,078)            (136)        (26,214)      (3,389)         (43,036)
Interest expense,
  net.................         (5,056)              (150)                            (150)                       (5,206)
Other income..........          2,279              3,885                            3,885                         6,164
Loss before tax
  expense.............        (16,210)           (22,343)            (136)        (22,479)      (3,389)         (42,078)
Income tax expense....           (385)                                                                             (385)
Loss before unusual
  items,
  reorganization
  expenses,
  discontinued
  operations, and non-
  recurring gains.....        (16,595)           (22,343)            (136)        (22,479)      (3,389)         (42,463)
Loss per common share...                                                                                          (0.73)
Shares used in per
  share calculation...                                                                                       58,283,453

---------------
(1) Adjustments to exclude the modem business revenues and associated costs of sales; the adjustments to Penril are only for those items that can be directly attributed to the modem business sold to Bay.

(2) Adjustment to eliminate rent expense related to the modem business product development and engineering, to exclude marketing and advertising expenses related to the modem business and related depreciation, amortization and other operating expense.

(3) Adjustment to eliminate modem business related engineering labor.

(4) Adjustment to recognize amortization of acquired product technology over its estimated life of three to thirty-six months and to recognize amortization of excess of cost over identifiable assets acquired over seven years.

         (c)      Exhibits


*2.1 Agreement and Plan of Reorganization between Access Beyond, Inc. (the "Company") and Hayes Microcomputer Products, Inc. ("Hayes") dated July 29, 1997 (the "Merger Agreement") (filed as Exhibit 10.1 to the Company's Form 8-K filed August 7, 1997).

 2.2     First Amendment to the Merger Agreement, dated as of November 7, 1997.

 2.3     Second Amendment to the Merger Agreement dated as of November 21, 1997.

99.1     Press Releases.

Item 8.  Change In Fiscal Years.

     On January 2, 1998, the Company changed its fiscal year to a 52/53 week year with the year ending on the Saturday closest to December 31. As a result of this change, the 1997 fiscal year ended on January 3, 1998. Since the registrant has adopted the fiscal year end of the accounting acquiror a transition report will not be filed. A Form 10-K covering the full year ending January 3, 1998 will be filed covering the 3 day transition period.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HAYES CORPORATION




Date:  January 9, 1998                 /s/ Ronald A. Howard
                                       ----------------------------------------
                                       Ronald A. Howard, Vice Chairman and Chief
                                       Executive Officer













                                      - 3 -